Exhibit 99.1

Contact:

Kearstin Patterson

Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

BioMimetic Therapeutics Receives Orphan Drug Designation

for rhPDGF-BB Treatment of Osteochondritis Dissecans

Franklin, Tenn – August 12, 2010 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today announced that it has received orphan drug designation from the Food and Drug Administration (FDA) for its protein therapeutic, recombinant human platelet derived growth factor (rhPDGF-BB), to be used in conjunction with autograft and/or commercially available osteochondral allograft for the treatment of osteochondritis dissecans (OCD) of the knee, elbow or ankle.   OCD is a joint condition in which cartilage, along with a fragment of the bone beneath it (subchondral bone), becomes detached from the end of a bone due to a loss of blood supply.  Orphan drug status, designated to drugs that have the potential to treat rare diseases, provides an accelerated path to FDA approval and may provide seven years of market exclusivity.

“We are fortunate that our rhPDGF-BB platform technology has the opportunity to improve healing across a broad array of injuries.  In sports medicine, we’ve had a robust product development program for some time evaluating product candidates for tendon, ligament and cartilage repair.  This orphan designation should facilitate this work in the cartilage area,” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics.  “OCD can be a severely painful joint disorder for which there is a lack of consensus on an optimal therapeutic treatment. Surgery is often required, but rarely completely alleviates the disorder.”

Orphan drug designation was designed by the FDA to encourage the development of therapeutic products for clinical indications that affect fewer than 200,000 individuals within the United States.  In addition to a possible seven years of marketing exclusivity from the date of drug approval, drugs that receive orphan drug designation obtain tax credits for clinical investigation costs, marketing application filing fee waivers and assistance from the FDA in the drug development process.  Orphan drug designation does require a clinical trial to gain market approval authorization through the New Drug Application (NDA) process.

Osteochondritis Dissecans

Osteochondritis dissecans (OCD) is a disease affecting an articular surface, most commonly in the knee, ankle, and elbow joints, involving the partial or total separation of a cartilage and subchondral bone complex from the underlying osseous bed1. Symptoms of OCD include swelling of the joint, decreased or altered joint movement, stiffness, pain, joints that “stick” or “lock”, and “clicking” when the joint is moved.  The etiology of the disease is multifactorial and may include trauma, ischemia, abnormal ossification centers, and genetic predisposition2.  The adult form of the disease is associated with a diminished prognosis and increased necessity for surgical intervention, coupled with a predisposition to early osteoarthritis3.

  Schenck RC and Goodnight JM. Osteochondritis dissecans. J Bone Joint Surg Am 1996; 78(3):439-56.
  Obedian RS and Grelsamer RP. Osteochondritis dissecans of the distal femur and patella. Clin Sports Med 1997; 16(1):157-74.
  Cahill BR. Osteochondritis Dissecans of the Knee:  Treatment of Juvenile and Adults Forms. J Am Acad Orthop Surg 1995; 3(4):237-247.

Biology of rhPDGF-BB

BioMimetic's product and product candidates use rhPDGF-BB (recombinant human Platelet-Derived Growth Factor), one of the principal wound healing stimulators in the body, in combination with tissue specific matrices. The Company believes that rhPDGF-BB is well suited for various therapeutic applications due to its stimulation of a broad spectrum of cellular events critical for the initiation and progression of healing of musculoskeletal tissues including bones, tendons, ligaments and cartilage. rhPDGF-BB acts like a magnet to attract cells necessary for tissue healing through a process known as chemotaxis, while also stimulating an increase in the number of healing cells through a process known as mitogenesis, thereby expanding the number of cells available for the repair process. In addition, published in vivo and in vitro studies demonstrate that rhPDGF-BB may enhance processes important in new blood vessel formation at the wound site, a process called angiogenesis which is critical for wound healing.

About BioMimetic Therapeutics

BioMimetic Therapeutics is a biotechnology company utilizing purified recombinant human platelet-derived growth factor (rhPDGF-BB) in combination with tissue specific matrices as its primary technology platform for promotion of tissue healing and regeneration.  rhPDGF-BB is a synthetic form of one of the body's principal agents to stimulate and direct healing and regeneration.  The mechanism of action of this platform technology suggests it may be effective in a broad array of musculoskeletal applications, including the repair of bone, ligament, tendon and cartilage. Through the commercialization of this technology, BioMimetic seeks to become the leading company in the field of orthopedic regenerative medicine. In 2005, BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration. Additionally, BioMimetic Therapeutics has completed and ongoing clinical trials with its product candidates Augment™ Bone Graft and Augment™ Injectable Bone Graft  in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist.  In November 2009, BioMimetic received approval from Health Canada to begin marketing Augment as an alternative to the use of autograft in foot and ankle fusion indications in Canada. In May 2010, the Company’s Pre-Marketing Approval (PMA) application for the approval of Augment Bone Graft was filed with the FDA.

GEM 21S is a trademark of Luitpold Pharmaceuticals, Inc., who now owns this dental related product and markets it through its Osteohealth Company in the United States and Canada.

For further information contact Kearstin Patterson, corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements.  BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

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